Exhibit 5.1

[SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

January 8, 2010

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

RE:	Windstream Corporation;
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Windstream Corporation, a Delaware corporation (the “Company”), and each of the Opinion Guarantors (as defined herein), in connection with the preparation of a registration statement on Form S-4, filed by the Company and the Guarantors referred to below with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”), to register the issuance by the Company of up to $1,100,000,000 aggregate principal amount of the Company’s 7.875% Senior Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be governed by an Indenture, dated as of October 8, 2009, as supplemented and amended by the First Supplemental Indenture, dated as of November 20, 2009, and the Second Supplemental Indenture, dated as of December 14, 2009 (as so supplemented and amended, the “Indenture”), in each case, among the Company, the guarantors named therein (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), which provides for the guarantee to the extent set forth in the Indenture (collectively, the “Guarantees”) of the Exchange Notes by each of the Guarantors. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the Company’s issued and

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January 8, 2010

outstanding 7.875% Senior Notes due 2017, $400,000,000 aggregate principal amount of which were issued under the Indenture on October 8, 2009 (the “October Notes”), and $700,000,000 aggregate principal amount of which were issued under the Indenture on December 30, 2009 (the “December Notes” and, collectively with the October Notes the “Original Notes”), as contemplated by the Registration Rights Agreement, dated as of October 8, 2009, entered into in connection with the issuance of the October Notes (the “October Registration Rights Agreement”), by and among the Company, the guarantors party thereto and J.P. Morgan Securities Inc. as representative of the several initial purchasers of the October Notes, and the Registration Rights Agreement, dated as of December 30, 2009, entered into in connection with the issuance the December Notes (the “December Registration Rights Agreement” and, together with the October Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company, the Guarantors and Bank of America Securities LLC and Wells Fargo Securities, LLC, as representatives of the several initial purchasers of the December Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined original or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	executed copies of the Registration Rights Agreements;

(iii)	an executed copy of the Indenture, which includes therein the Guarantees to be issued in respect of the Exchange Notes;

(iv)	the form of the Exchange Notes;

(v)	the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Delaware;

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January 8, 2010

(vi)	the Amended and Restated Bylaws of the Company, as amended to the date hereof and currently in effect, as certified by John P. Fletcher, the Secretary of the Company;

(vii)	the certificate of incorporation or certificate of formation (or other constituent documents, as applicable) and by-laws or operating agreements (or certificates of limited partnership and the limited partnership agreements or similar documents) of each of the Guarantors that is a corporation, limited liability company or limited partnership incorporated or formed under the laws of the State of Delaware and identified as such on Schedule I hereto (the “Opinion Guarantors”);

(viii)	certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and certain related matters; and

(ix)	certain resolutions adopted by the governing bodies or entities (as applicable) of the Opinion Guarantors relating to the Exchange Offer, the issuance of the guarantees of the Original Notes and the issuance of the Guarantees, the Indenture and certain related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Opinion Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Opinion Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and the Opinion Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite

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January 8, 2010

action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(i)	The validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(ii)	We do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture, the Original Notes, the Exchange Notes, the Guarantees or the Exchange Offer or any transactions contemplated thereby.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and those laws, rules and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer, but without our having made any special investigation as to the applicability of any specific law, rule or regulation (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinion herein stated. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion

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January 8, 2010

that, when the Registration Statement becomes effective and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and each Guarantor, respectively, enforceable against the Company and each Guarantor, respectively, in accordance with their terms.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes, the execution and delivery by each of the Guarantors party to the Indenture and the performance by each of the Company and the Guarantors of its respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or the Guarantors or their respective properties are subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by the Company and the Guarantors as being material to them and which are listed as exhibits in Part II of the Registration Statement (the “Listed Agreements and Instruments”). We do not express any opinion, however, as to whether the execution, delivery or performance by each of the Company and the Guarantors of its respective obligations under the Indenture and the Exchange Notes will constitute a violation of, or a default under, any covenant, restriction or provision in any of the Listed Agreements or Instruments with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries. We note that certain of the Listed Agreements and Instruments may be governed by laws other than Opined on Law. Our opinion expressed herein is based solely upon our understanding of the plain language of such agreements or instruments and we do not express any opinion with respect to the validity, binding nature or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the effect on the opinion or statements set forth herein of any interpretation thereof inconsistent with such understanding.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate,

Meagher & Flom LLP

SCHEDULE I

Opinion Guarantors

Opinion Guarantor	Jurisdiction of Organization	Type of Entity
Buffalo Valley Management Services, Inc.	Delaware	corporation
Conestoga Management Services, Inc.	Delaware	corporation
D&E Communications, Inc.	Delaware	corporation
Kerrville Communications Corporation	Delaware	corporation
Southwest Enhanced Network Services, LP	Delaware	limited partnership
Valor Telecommunications Enterprises, LLC	Delaware	limited liability company
Valor Telecommunications Enterprises II, LLC	Delaware	limited liability company
Valor Telecommunications Enterprises Finance Corp.	Delaware	corporation
Valor Telecommunications Investments, LLC	Delaware	limited liability company
Valor Telecommunications of Texas, LP	Delaware	limited partnership
Windstream Arkansas, LLC	Delaware	limited liability company
Windstream Intellectual Property Services, Inc.	Delaware	corporation
Windstream Oklahoma, LLC	Delaware	limited liability company
Windstream Southwest Long Distance, LP	Delaware	limited partnership
Wireless One of North Carolina, LLC	Delaware	limited liability company